UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

 TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2014

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 18, 2014, Mendocino Brewing Company, Inc. (the “Company”) and its wholly-owned subsidiary, Releta Brewing Company LLC (“Releta”, together with the Company, the “Borrowers”) received a notice (the “Default Notice”) from MB Financial Bank, N.A. as successor in interest to Cole Taylor Bank (the “Lender”) regarding its intention to exercise certain rights with respect to events of default of the Company pursuant to the Credit and Security Agreement, dated as of June 23, 2011, by and among the Borrowers and the Lender, as amended by that certain First Amendment, dated as of March 29, 2013 (collectively, the “Loan Agreement”). The Borrowers have previously received notices from the Lender regarding the exercise of rights related to events of default on September 18, 2013 and April 18, 2014, as described in current reports on Form 8-K of the Company filed on September 24, 2013 and April 24, 2014, respectively.

The Loan Agreement provides the Borrowers a credit facility with a maturity date of June 23, 2016, of up to $10,000,000, which consists of a $4,119,000 revolving facility (the “Revolver”), a $1,934,000 machinery and equipment term loan, a $2,947,000 real estate term loan and a $1,000,000 capital expenditure line of credit. The credit facility is secured by the personal property of the Company and Releta, and the Company’s Ukiah, California facility, among other items of the Borrowers’ property. The covenants made by the Borrowers pursuant to the Loan Agreement include requirements that the Borrowers maintain certain financial metrics.

As previously disclosed in the Company’s current reports on Form 8-K filed on May 3, 2013, September 24, 2013 and April 24, 2014, quarterly reports on Form 10-Q filed on August 14, 2013, November 14, 2013 and August 14, 2014, and annual report on Form 10-K filed on March 31, 2014 (which are incorporated by reference herein to the extent they refer to the Loan Agreement), the Borrowers have been in default under certain provisions of the Loan Agreement. As stated in the Default Notice, the Borrowers have continued to be in default on the fixed charge coverage ratio for each measurement period beginning March 31, 2013 through June 30, 2014. The fixed charge coverage ratio was initially required to be at least 1.05 to 1.00, but as of July 31, 2013, the fixed charge coverage ratio was increased to 1.10 to 1.00. On June 30, 2014, the fixed charge coverage ratio for the trailing twelve month period was -0.81 to 1.00.

The Default Notice also states that the tangible net worth of the Borrowers has continued to fall short of the required amount as measured through June 30, 2014. The Company calculates the required tangible net worth of the Borrowers to be $6,181,400 as of June 30, 2014 and the actual tangible net worth on such date to be $4,989,400. The Company does not anticipate that the Borrowers will be able to regain compliance with the required fixed charge coverage ratio or the minimum tangible net worth in the near future.

The Default Notice states that the Lender, effective August 20, 2014, will exercise its right to reduce the advance rate for (i) eligible finished goods and raw material inventory and (ii) eligible work-in progress inventory by two percent (2%) and will continue to reduce each by an additional two percent (2%) on the 20th day of each month thereafter. The advance rates are used in the calculation of the borrowing base of each Borrower, which is used in the determination of the amount available to each Borrower pursuant to the Revolver. Pursuant to the Loan Agreement, if such availability is less than $0, or if certain components of the borrowing base fall below certain limits in relation to outstanding revolving loans, such difference shall be immediately due and payable.

The Lender has not waived the events of default described in the Default Notice and has reserved the right to all other available rights and remedies under the Loan Agreement, certain other related documents and applicable law. The Lender could declare the full amount owed under the Loan Agreement due and payable at any time for any reason or no reason. The Lender continues to charge a default interest rate equal to two percent (2%) per annum in excess of the interest rate otherwise payable under the Loan Agreement. If the Lender exercises additional remedies, such exercise may have a material adverse effect on the Company’s financial condition and the Company’s ability to continue to operate. If it becomes necessary for the Borrowers to seek additional financing, there is no guarantee that the Borrowers will be able to obtain such financing on terms favorable to the Company or on any terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: August 22, 2014	By:	/s/ Mahadevan Narayanan
Mahadevan Narayanan
Chief Financial Officer & Corporate Secretary